Exhibit 10.33

Exhibit G

to Merger Agreement

LIMITED LIABILITY COMPANY AGREEMENT

of

FIRST WIND HOLDINGS, LLC

upon and after the Effective Time referred to herein

Dated as of           , 2010

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINED TERMS

Section 1.01. Definitions	3
Section 1.02. Other Definitional and Interpretative Provisions	11

ARTICLE 2
THE EFFECTIVE TIME

Section 2.01. Prior to, Upon and After the Effective Time	12
Section 2.02. Formation of Merger LLC	12

ARTICLE 3
ORGANIZATION

Section 3.01. Formation; Amendment and Restatement	16
Section 3.02. Company Name	16
Section 3.03. Purposes of the Company	16
Section 3.04. Principal Place of Business	16
Section 3.05. Registered Office and Agent	16
Section 3.06. Qualification in Other Jurisdictions	16
Section 3.07. Term	17
Section 3.08. No State-law Partnership	17

ARTICLE 4
CAPITALIZATION

Section 4.01. Membership Interests; Capitalization	17
Section 4.02. Authorization and Issuance of Additional Membership Interests	18
Section 4.03. Repurchase or Redemption of Class A Shares	20
Section 4.04. Changes in Common Stock	20

ARTICLE 5
MEMBERS

Section 5.01. Names and Addresses	20
Section 5.02. No Liability for Status as Member	20
Section 5.03. No Restrictions Of Business Pursuits Of Member	21
Section 5.04. Business Opportunities	21

i

ARTICLE 10
TRANSFERS OF INTERESTS; ADMITTANCE OF NEW MEMBERS

Section 10.01. Transfer of Membership Interests	30
Section 10.02. Transfer of WIND’s Interest	31
Section 10.03. Lock Up	31
Section 10.04. Recognition of Transfer; Substituted and Additional Members	32
Section 10.05. Expense of Transfer; Indemnification	33
Section 10.06. Exchange Agreement	33

ARTICLE 11
DISSOLUTION AND TERMINATION

Section 11.01. Dissolution	34
Section 11.02. Termination	35

ARTICLE 12
EXCULPATION AND INDEMNIFICATION

Section 12.01. Exculpation	35
Section 12.02. Indemnification	36
Section 12.03. Expenses	36
Section 12.04. Non-Exclusivity	36
Section 12.05. Insurance	37

ARTICLE 13
ACCOUNTING AND RECORDS; TAX MATTERS

Section 13.01. Accounting and Records	37
Section 13.02. Tax Returns	37
Section 13.03. Tax Partnership	37
Section 13.04. Tax Elections	37
Section 13.05. Tax Matters Member	38

ARTICLE 14
ARBITRATION

ARTICLE 15
MISCELLANEOUS PROVISIONS

Section 15.01. Entire Agreement	40
Section 15.02. Binding on Successors	40
Section 15.03. Managing Member’s Business	40

LIMITED LIABILITY COMPANY AGREEMENT

of

FIRST WIND HOLDINGS, LLC

upon and after the Effective Time referred to herein

This LIMITED LIABILITY COMPANY AGREEMENT of First Wind Merger, LLC, a Delaware limited liability company (“Merger LLC”), dated as of           , 2010, is adopted, executed and agreed to, for good and valuable consideration, by First Wind Holdings Inc., a Delaware corporation (“WIND”), First Wind Holdings, LLC, a Delaware limited liability company (the “Company”) and the Members of the Company whose signatures appear hereon.  As provided in Article 2, upon and after the Effective Time, this Agreement shall amend, restate and replace in its entirety the Fifth Amended and Restated Limited Liability Company Agreement of First Wind Holdings, LLC, dated as of July 17, 2009 (the “Prior LLC Agreement”) and become the limited liability company agreement of the Company.  Capitalized terms used but not simultaneously defined are defined in or by reference to Section 1.01.

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company on January 2, 2002, pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Delaware LLC Act”) by the filing of its Certificate of Formation (as amended, the “Certificate”) with the Secretary of State;

WHEREAS, Merger LLC, a Subsidiary of WIND, was formed as a limited liability company, pursuant to the Delaware LLC Act by the filing of its Certificate of Formation (the “Merger LLC Certificate”) with the Secretary of State;

WHEREAS, WIND, the Company and Merger LLC have entered into an Agreement and Plan of Merger (the “Merger Agreement”), annexed hereto as Annex I, pursuant to which, at the Effective Time, Merger LLC will merge with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS, prior to the Effective Time, the Company was governed by the Prior LLC Agreement;

WHEREAS, until the Effective Time, this Agreement shall be the operating agreement of Merger LLC, and upon and after the Effective Time, this Agreement shall continue as the operating agreement of the Company and, with the Required Sponsor Approval and Special B Approval pursuant to Section 13.5 of the Prior LLC Agreement, as evidenced by their signatures hereto, the Prior LLC Agreement shall be terminated and have no further force or effect;

WHEREAS, pursuant to Section 7.8 of the Prior LLC Agreement, in connection with any proposed Qualified Public Offering (as defined in the Prior LLC Agreement) approved in accordance with Section 8.6(h) of the Prior LLC Agreement, the Company may, in one or a series of transactions, (i) merge with or convert into a corporation that is an Affiliate of the Company, or a Subsidiary thereof (the “IPO Corporation”), pursuant to an agreement and plan of merger or conversion that provides for the exchange of Units (in the form outstanding under the Prior LLC Agreement) for common stock of such corporation, (ii) exchange such Units for a combination of common stock of the IPO Corporation and units with revised membership rights in the Company or any Affiliate, or (iii) effect any other type of reorganization, conversion, merger, restructuring and/or reclassification, in each case in accordance with applicable provisions of the Delaware LLC Act, for the express purpose of effecting a Qualified Public Offering;

WHEREAS, the Company formed WIND with the intent that WIND serve as the IPO Corporation and effect a Qualified Public Offering;

WHEREAS, WIND and the Company have entered into an underwriting agreement (the “IPO Underwriting Agreement”) with the several underwriters (the “IPO Underwriters”) named therein, providing for the initial public offering (the “IPO”) of        shares of WIND’s class A common stock, par value $0.001 per share (the “Class A Shares”); and such IPO meets the requirements of a Qualified Public Offering;

WHEREAS, in accordance with Section 8.6(h) of the Prior LLC Agreement, the Board (as defined in the Prior LLC Agreement) has approved the IPO as a Qualified Public Offering pursuant to Section 8.2(e) thereof and the Required Sponsor Approval thereof has been duly obtained, as evidenced by their signatures hereto, and therefore the conversion, exchange or cancellation of Units (in the form outstanding under the Prior LLC Agreement) in connection therewith and pursuant to Section 7.8 thereof does not require further approval pursuant to Section 8.6(h) thereof;

WHEREAS, at the Effective Time, pursuant to the Merger Agreement:  (i) the Merger will occur; (ii) all Units previously outstanding under the Prior LLC Agreement will be exchanged for Series B Membership Interests, Class A Shares or cancelled, in connection with which the Company will issue a number of Series B Membership Interests to each Member receiving a Series B Membership Interest as set forth opposite such Member’s name on Exhibit A hereto; (iii) WIND will issue one share of its class B common stock, par value $0.001 per share (the “Class B Shares”) to each Member for each Series B Membership Interest issued to such Member; and (iv) the Company will issue a number of Series A Membership Interests to WIND equal to the number of Class A Shares issued by WIND pursuant to the Merger Agreement; and immediately after the Effective Time, the Company will issue a number of Series B Membership Interests, and WIND shall issue corresponding Class B Shares, to HSH Nordbank AG, New York Branch, in consideration of the exercise of a warrant for the purchase of Units (in the form outstanding under the Prior LLC Agreement);

WHEREAS, pursuant to the Blocker Merger Agreement, at the Blocker Merger Effective Time specified therein, WIND will issue      Class A Shares to D. E. Shaw MWPH Acquisition Holdings, L.L.C., and at the Effective Time, the Company will issue      Series A Membership Interests to WIND;

WHEREAS, pursuant to the IPO Underwriting Agreement, WIND will issue      Class A Shares to the public in the IPO and use the net proceeds received by it to purchase      additional Series A Membership Interests (and may issue additional Class A Shares and purchase an equivalent number of Series A Membership Interests with the net proceeds thereof if and to the extent the IPO Underwriters exercise their option to purchase additional Class A Shares); and

WHEREAS, upon consummation of the IPO, and with the Required Sponsor Approval pursuant to Section 13.5 of the Prior LLC Agreement, as evidenced by their signatures hereto, WIND will serve as the sole managing member (the “Managing Member”) of the Company;

NOW, THEREFORE, the Members and the Company hereby agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.01.  Definitions.  As used in this Agreement, the following terms have the following meanings:

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or period, adjusted as follows:

(a)                   increased by the sum of (x) any amounts which such Member is obligated or has agreed to contribute (but has not yet contributed) to the Company and (y) the amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. § 1.704-1(b)(2)(ii)(c), Treas. Reg. § 1.704-2(g)(1) and Treas. Reg. § 1.704-2(i)(5); and

(b)                   decreased by the items described in subclauses (4), (5) and (6) of Treas. Reg. § 1.704-1(b)(2)(ii)(d) with respect to such Member.

“Affiliate” means, when used with respect to a specified Person, any Person which (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such specified Person or of a Person described in clause (a), or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b).

“Agreement” means this Limited Liability Company Agreement.

“Applicable Law” means, to the extent applicable to the Company or its activities or any Member, as applicable: (a) all United States federal and state statutes and laws and all statutes and laws of foreign countries; (b) all rules and regulations (including interpretations thereof) of all regulatory agencies, organizations and bodies; and (c) all rules and regulations (including interpretations thereof) of all self-regulatory agencies, organizations and bodies now or hereafter in effect.

“Assumed Tax Liability” means an amount equal to 43% times the aggregate amount of all items of income, gain, deduction, loss, and credit allocated to such Member pursuant to Section 7.05 (computed without regard to (i.e., ignoring) any reduction in income attributable to any basis adjustments with respect to a Member as a result of the Company’s election pursuant to Section 754 of the Code).

“Blocker Merger Agreement” means the Agreement and Plan of Merger dated as of the Effective Date among WIND, the Company, D. E. Shaw MWPH Acquisition Holdings, L.L.C. and the Blocker LLCs party thereto.

“Book Value” means, with respect to any property, such property’s adjusted basis for federal income tax purposes, except as follows:

(a)                   The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as reasonably determined by the Managing Member;

(b)                   The Book Values of all properties shall be adjusted to equal their respective fair market values as determined in the Managing Member’s discretion in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, or (iii) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g)(I) (other than pursuant to Section 708(b)(1)(B) of the Code);

(c)                    The Book Value of property distributed to a Member shall be the fair market value of such property as determined by the Managing Member; and

(d)                   The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1 (b)(2)(iv)(m) and clause (f) of the definition of Net Profits and Net Losses; provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits and Net Losses and other items allocated pursuant to Article 7.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York City, New York are authorized by law to close.

“Business Opportunity” is defined in Section 5.04.

“Capital Account” is defined in Section 7.01(a).

“Capital Contribution” means the amount of all cash capital contributions by a Member to the Company and the fair market value of any property contributed by a Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code).

“Certificate” is defined in the recitals.

“Change” is defined in the recitals.

“Class A Shares” is defined in the recitals.

“Class B Shares” is defined in the recitals.

“Closing Date” means the closing date of the IPO.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax code.

“Company” is defined in the preamble.

“Company Minimum Gain” means “partnership minimum gain” as that term is defined in Treas. Reg. § 1.704-2(d).

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Delaware LLC Act” is defined in the recitals.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such taxable year, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treas. Reg. § 1.704-3(d), Depreciation for such taxable year shall be the amount of Book Value recovered for such taxable year under the rules prescribed by Treas. Reg. § 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such taxable year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Depreciation Recapture” is defined in Section 7.05.

“Dispute” is defined in Article 14.

“Economic Risk of Loss” has the meaning assigned to such term in Treas. Reg. § 1.752-2(a).

“Effective Date” is defined in the Merger Agreement.

“Effective Time” is defined in the Merger Agreement.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests, other share capital or securities containing any profit participation features, (b) any securities directly or indirectly convertible or exercisable into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible or exercisable into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any equity securities, rights or instruments issued or issuable with respect to any of the foregoing referred to in clauses (a) through (d) above in connection with a combination, subdivision, recapitalization, merger, consolidation, conversion, share exchange or other reorganization or similar event or transaction.

“Exchange Agreement” means the Exchange Agreement dated as of the Effective Date among WIND and the other parties thereto.

“Exchange Rate” is defined in the Exchange Agreement; provided that for purposes of Section 4.02 and Section 4.03, the “Exchange Rate” for determining the number of Series A Membership Interests to be issued, forfeited, vested, redeemed, repurchased or otherwise dealt with in connection with similar actions involving Class A Shares shall be the same for Series A Membership Interests as it is at the time under the Exchange Agreement for Exchanges (as defined in the Exchange Agreement) of Series B Membership Interests for Class A Shares.

“Fair Market Value” means, with respect to specified property as of any date, the fair market value for such property as between a willing buyer under no compulsion to buy and a willing seller under no compulsion to sell in an arm’s length transaction occurring on such date, taking into account all relevant factors determinative of value (including in the case of securities any restrictions on transfer applicable thereto), as is reasonably determined in good faith by the Managing Member.

“Fiscal Year” means, except as otherwise required by Applicable Law, for the Company’s financial reporting and federal income tax purposes, a period commencing January 1 and ending December 31 of each year, or such other period as the Managing Member may determine.

“Indemnitee” is defined in Section 12.02.

“Initiating Party” is defined in Article 14.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“IPO” is defined in the recitals.

“IPO Corporation” is defined in the recitals.

“IPO Underwriters” is defined in the recitals.

“IPO Underwriting Agreement” is defined in the recitals.

“Losses” is defined in Section 12.02.

“Majority Holders,” at any time, means Members holding a majority of the Series B Membership Interests at such time outstanding; provided, however, that if the outstanding Series B Membership Interests represent less than 25% of the aggregate Series B Membership Interests issued at the Effective Time, “Majority Holders” shall mean the Managing Member.

“Managing Member” is defined in the recitals.

“Member” means (i) until the Effective Time, WIND and any other Merger LLC Member and (ii) upon and after the Effective Time, each Person listed on Exhibit A hereto and each other Person that becomes a member of the Company as provided herein, so long as such Person continues as a member of the Company.

“Membership Interest” means a Series A Membership Interest, Series B Membership Interest or a membership interest in respect of any other class of Membership Interests that hereafter may be issued by the Company in accordance with Section 4.02.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treas. Reg. § 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treas. Reg. § 1.704-2(i)(1).

“Merger Agreement” is defined in the recitals.

“Merger LLC” is defined in the recitals.

“Merger LLC Certificate” is defined in the recitals.

“Merger LLC Member” is defined in Section 2.02.

“Merger LLC Officers” is defined in Section 2.02(n).

“Merger LLC Unit” is defined in Section 2.02(j).

“Net Profits” and “Net Losses” for any Fiscal Year or other period means, respectively, an amount equal to the Company’s taxable income or loss for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)                   Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

(b)                   Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net

Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(c)                    In the event the Book Value of any asset is adjusted pursuant to clause (b), clause (c) or clause (d) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d)                   Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)                    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(f)                     To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g)                    Any items that are allocated pursuant to Section 7.04 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof but shall not be taken into account in computing Net Profits and Net Losses.

“Nonrecourse Deductions” is defined in Treas. Reg. § 1.704-2(b).

“Notice” is defined in Section 15.08.

“Prior LLC Agreement” is defined in the preamble.

“Panel” is defined in Article 14.

“Percentage Interest” of each Member is set forth on Exhibit A hereto, which may be amended from time to time and which shall be equal to a fraction (expressed as a percentage), the numerator of which is the number of Series A Membership Interests and Series B Membership Interests held by such Member and the denominator of which is the number of

Series A Membership Interests and Series B Membership Interests held by all the Members (it being understood that if the Company hereafter issues any Equity Securities other than Series A Membership Interests or Series B Membership Interests, then this definition shall be changed pursuant to an amendment of this Agreement in accordance with the terms hereof).

“Permitted Transferee” means (i) the spouse of such Member, (ii) any trust, or family partnership or family limited liability company, the sole beneficiary of which is such Member, the spouse of, or any Person related by blood or adoption to, such Member, (iii) an Affiliate of such Member, (iv) in the context of a distribution by such Member to its direct or indirect equity owners substantially in proportion to such ownership, the partners, members or stockholders of such Member, or the partners, members or stockholders of such partners, members or stockholders and (v) any Transferee in a Transfer that complies with Article 10.

“Permitted Transferee Member” means a Permitted Transferee that is admitted as a Member pursuant to the terms of this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Effective Date among WIND and the other parties thereto.

“Regulatory Allocations” is defined in Section 7.04(b).

“Relative” means any Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships and any Person sharing such Person’s household (other than a tenant or employee).

“Renounced Business Opportunity” is defined in Section 5.04.

“Responding Party” is defined in Article 14.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series A Membership Interests” is defined in Section 4.01(a).

“Series B Membership Interests” is defined in Section 4.01(a).

“Sponsor Group” is defined in Section 5.04.

“Subsidiary” means (a) any corporation, limited liability company or other entity a majority of the capital stock or other equity interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company or (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner.

“Subsidiary Partnership” means an entity which is a partnership for U.S. federal income tax purposes and with respect to which the Company Controls, directly or indirectly, the general partner or managing member of such entity or otherwise Controls such entity.

“Tax Distribution Date” is defined in Section 6.02.

“Tax Matters Member” is defined in Section 13.05(a).

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of the Effective Date among WIND, the Company and the other parties thereto.

“Transfer” is defined in Section 10.01.

“Transaction Documents” means, collectively, this Agreement, the Exchange Agreement, the Registration Rights Agreement and the Tax Receivable Agreement.

“Treasury Regulations” or “Treas. Reg.” means the Federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

“WIND” is defined in the recitals.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Annexes are to Articles, Sections, Exhibits and Annexes of this Agreement unless otherwise specified.  Any capitalized term used in any Exhibit but not otherwise defined therein has the meaning ascribed to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.

ARTICLE 2

THE EFFECTIVE TIME

Section 2.01.  Prior to, Upon and After the Effective Time.

(a)                         Prior to the Effective Time, this Agreement shall be Merger LLC’s “operating agreement” within the meaning of the Delaware LLC Act, and the provisions of Article 1, this Article 2 and Section 15.05 shall control.

(b)                         Upon and after the Effective Time,(i) this Agreement shall amend, restate and replace in its entirety the Prior LLC Agreement and become the limited liability company agreement of the Company and the Company’s “operating agreement” within the meaning of the Delaware LLC Act, and (ii) the provisions of this Article 2, other than subsections (b) and (c) of this Section 2.01, shall be wholly inoperable.

(c)                          The remaining provisions of Article 3 through Article 15 shall be inoperable until the Effective Time and shall become effective upon the Effective Time.

Section 2.02.  Formation of Merger LLC.  WIND, having filed the Merger LLC Certificate with the Secretary of State pursuant to the Delaware LLC Act, and as the sole member (a “Merger LLC Member”) of Merger LLC, hereby agrees as follows:

(a)                         Name.  The name of the limited liability company formed by the filing of the Merger LLC Certificate is First Wind Merger, LLC.

(b)                         Filing of Certificates.  WIND, as an authorized person, within the meaning of the Delaware LLC Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates required or permitted by the Delaware LLC Act to be filed in the Office of the Secretary of State and any other certificates, notices or documents required or permitted by law for Merger LLC to qualify to do business in any jurisdiction in which Merger LLC may wish to conduct business.

(c)                          Purposes.  The purposes of Merger LLC are (i) to enter into and perform the Merger Agreement and (ii) to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware LLC Act.

(d)                         Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, Merger LLC shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Delaware LLC Act.  Merger LLC shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of Merger LLC, and shall have, without limitation, any and all of the powers that may be exercised on behalf of Merger LLC by WIND.

(e)                          Principal Business Office.  The principal business office of Merger LLC shall be located at such location as may hereafter be determined by WIND.

(f)                           Registered Office; Registered Agent.  The address of the registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent of Merger LLC in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

(g)                          Merger LLC Member.  The name of the sole Merger LLC Member is First Wind Holdings Inc. and its mailing address is 179 Lincoln Street, Suite 500, Boston, Massachusetts 02111, Attention:  General Counsel.

(h)                         Limited Liability.  Except as required by the Delaware LLC Act, the debts, obligations and liabilities of Merger LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Merger LLC, and WIND shall not be obligated personally for any such debt, obligation or liability of Merger LLC solely by reason of being a Merger LLC Member.

(i)                             Capital Contributions.  WIND is deemed admitted as a Merger LLC Member upon its execution and delivery of this Agreement.  WIND may, but is not obligated to make any capital contribution to Merger LLC.

(j)                            Merger LLC Units; Capitalization.  Each Merger LLC Member’s interest in Merger LLC, including such Merger LLC Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of Merger LLC and the right to vote, if any, on certain Merger LLC matters, shall be represented by units of limited liability company interest (each, a “Merger LLC Unit”).  The total number of authorized Merger LLC Units consists of an unlimited number of authorized Merger LLC Units.

(k)                         Allocation of Profits and Losses.  Merger LLC’s profits and losses shall be allocated solely to WIND.

(l)                             Distributions.  Subject to the limitations of Section 18-607 of the Delaware LLC Act and any other applicable law, distributions shall be made to WIND at the times and in the aggregate amounts determined by WIND.

(m)                     Management.  In accordance with Section 18-402 of the Delaware LLC Act, management of Merger LLC shall be vested in WIND.  WIND shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.  WIND has the authority to bind Merger LLC.

(n)                         Merger LLC Officers.  WIND may, from time to time as it deems advisable, select natural persons who are employees or agents of Merger LLC and designate them as Merger LLC officers (the “Merger LLC Officers”) and assign titles to any such person.  Unless WIND decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this subsection (n) may be revoked at any time by WIND.  A Merger LLC Officer may be removed with or without cause by WIND.

(o)                         Other Business.  WIND may engage in or possess an interest in other business ventures of every kind and description, independently or with others.  Merger LLC shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

(p)                         Exculpation and Indemnification.

(i)                     To the fullest extent permitted by the laws of the State of Delaware and except in the case of bad faith, gross negligence or willful misconduct, no Merger LLC Member or Merger LLC Officer shall be liable to Merger LLC or any other Merger LLC Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Merger LLC Member or Merger LLC Officer in good faith on behalf of Merger LLC and in a manner reasonably believed to be within the scope of the authority conferred on such Merger LLC Member or Merger LLC Officer by this Agreement.

(ii)                  Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Merger LLC Member or Merger LLC Officer, shall be indemnified and held harmless by Merger LLC to the fullest extent permitted by the laws of the State of Delaware for directors and officers of corporations organized under the laws of the State of Delaware.  Any indemnity under this clause (ii) shall be provided out of and to the extent of Merger LLC’s assets only, and no Merger LLC Member shall have personal liability on account thereof.

(q)        Assignments.  WIND may not assign in whole or in part its limited liability company interest in Merger LLC.

(r)         Resignation.  WIND may at any time resign from Merger LLC.  If WIND resigns pursuant to this subsection (r), an additional Merger LLC Member designated by WIND shall be admitted to Merger LLC, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Merger LLC Member shall cease to be a Merger LLC Member.

(s)        Admission of Additional Merger LLC Members.  One or more additional Merger LLC Members may be admitted to Merger LLC with the written consent of WIND.

(t)         Dissolution.

(i)            Merger LLC shall dissolve and its affairs shall be wound up upon the first to occur of:  (A) the written consent of WIND or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware LLC Act.

(ii)           In the event of dissolution, Merger LLC shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Merger LLC in an orderly manner), and the assets or proceeds from the sale of the assets of Merger LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Delaware LLC Act.

(u)        Severability.  If any provision of this Section 2.02 or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Section 2.02 and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(v)        Entire Agreement.  This Section 2.02 constitutes the entire agreement of WIND with respect to the subject matter of this Section 2.02.

(w)       Amendments.  This Section 2.02 may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by WIND.

(x)        Sole Benefit of Merger LLC Member.  The provisions of this Section 2.02 are intended solely to benefit WIND and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of Merger LLC (and no such creditor shall be a third-party beneficiary of this Agreement), and WIND shall have no duty or obligation to any creditor of Merger LLC to make any contributions or payments to Merger LLC.

ARTICLE 3

ORGANIZATION

Section 3.01.  Formation; Amendment and Restatement.  The Company was formed as a Delaware limited liability company under and pursuant to the Delaware LLC Act.  The Members agree to continue the Company as a limited liability company under the Delaware LLC Act, upon the terms and subject to the conditions set forth in this Agreement.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware LLC Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware LLC Act, control.

Section 3.02.  Company Name.  The name of the Company is First Wind Holdings, LLC.  The business of the Company may be conducted under that name or such other names as the Managing Member may from time to time designate; provided, however, that the Company complies with Applicable Law relating to name changes and the use of fictitious and assumed names.

Section 3.03.  Purposes of the Company.  The purposes of the Company are to (a) acquire, own, operate and manage wind power generation projects directly or through Subsidiaries and (b) to carry on any lawful business or activity and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware LLC Act may have and exercise.  The Company shall not conduct any business which is forbidden by or contrary to Applicable Law.

Section 3.04.  Principal Place of Business.  The principal place of business of the Company shall be at such place as the Managing Member may designate.  The Company may establish or abandon from time to time such additional offices and places of business as the Managing Member may deem appropriate in the conduct of the Company’s business.

Section 3.05.  Registered Office and Agent.  The name of the registered agent for service of process of the Company and the address of the Company’s registered office in the State of Delaware shall be the initial registered agent named in the Certificate and the office of the initial registered agent named in the Certificate, or such other agent or office in the State of Delaware as the Managing Member or the officers may from time to time determine.

Section 3.06.  Qualification in Other Jurisdictions.  The Managing Member or the Chief Executive Officer shall execute, deliver and file certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business.  In those jurisdictions in which the Company may wish to conduct business in which qualification or registration under assumed or fictitious names is required or desirable, the Managing Member or the Chief Executive Officer shall cause the Company to be so qualified or registered in compliance with Applicable Law.

Section 3.07.  Term.  The term of the Company shall continue indefinitely unless the Company is dissolved in accordance with the provisions of this Agreement and the Delaware LLC Act.

Section 3.08.  No State-law Partnership.  The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or officer shall be a partner or joint venturer of any other Member or officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 3.08, and this Agreement shall not be construed to the contrary.  The Members intend that the Company be treated as a partnership for U.S. federal income tax purposes and under state tax laws, and the Company shall not elect to be treated as an association taxable as a corporation.

ARTICLE 4

CAPITALIZATION

Section 4.01.  Membership Interests; Capitalization.

(a)        Membership Interests; Capitalization.  Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement, shall be represented by units of limited liability company interest (each, a “Membership Interest”).  The Company shall have two authorized classes of Membership Interests, designated “Series A Membership Interests” and “Series B Membership Interests.”  The total number of authorized Membership Interests consists of an unlimited number of authorized Series A Membership Interests and      Series B Membership Interests.  The ownership by a Member of Membership Interests shall entitle such Member to allocations of profits and losses and other items and distributions of cash and other property as is set forth in Article 6 and Article 7.

(b)        Issuances of Series A Membership Interests to Managing Member.  At the Effective Time, the Company shall issue one Series A Membership Interest to the Managing Member, and upon consummation of the IPO, the Company shall issue to the Managing Member the balance of the number of Series A Membership Interests set forth opposite the Managing Member’s name under the column “Series A Membership Interests” set forth on Exhibit A.  The Managing Member shall hold all Series A Membership Interests, and additional Series A

Membership Interests may only be issued to the Managing Member, in accordance with the terms and conditions of this Agreement.

(c)        Issuances of Series B Membership Interests.  At the Effective Time and pursuant to the Merger Agreement, the Company shall issue to each Member (other than the Managing Member) the number of Series B Membership Interests set forth opposite such Member’s name under the column “Series B Membership Interests” on Exhibit A.  After the Effective Time for each Series B Membership Interest issued to a Member, WIND shall issue one Class B Share to such Member.

(d)        Members.  The Managing Member and the Persons listed on Exhibit A are the sole Members of the Company as of the Effective Time.  Exhibit A will be amended by the Company from time to time in accordance with Section 5.01.

(e)        Certificates; Legends.  Membership Interests shall be issued in non certificated form; provided that, at the request of any Member, the Managing Member shall cause the Company to issue one or more certificates to any such Member holding Series B Membership Interests representing in the aggregate the Series B Membership Interests held by such Member.  If any Series B Membership Interest certificate is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES SERIES B MEMBERSHIP INTERESTS REPRESENTING A MEMBERSHIP INTEREST IN FIRST WIND HOLDINGS, LLC AND IS A SECURITY WITHIN THE MEANING OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.  THE MEMBERSHIP INTEREST IN FIRST WIND HOLDINGS, LLC REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THE MEMBERSHIP INTEREST IN FIRST WIND HOLDINGS, LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF FIRST WIND HOLDINGS, LLC, DATED AS OF           , 2010, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

Section 4.02.  Authorization and Issuance of Additional Membership Interests.

(a)        The Managing Member shall have the right to cause the Company to issue and/or create and issue at any time after the date hereof, and for such amount and form of consideration as the Managing Member may determine, additional Membership Interests (of Series A Membership Interests, Series B Membership Interests or new classes) or other Equity Securities of the Company (including creating classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member), subject to Section 15.09.  The Managing Member shall have the power to make such amendments to this Agreement in order to provide for such powers, designations, preferences and rights as the Managing Member in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with the provisions of this Section 4.02(a), subject to Section 15.09.

(b)        At any time WIND issues one or more Class A Shares (other than an issuance of the type covered by Section 4.02(d)), WIND shall promptly contribute to the Company all the net proceeds (if any) received by WIND with respect to such Class A Share or Class A Shares.  Upon the contribution by WIND to the Company of all of such net proceeds so received by WIND, the Managing Member shall cause the Company to issue a number of Series A Membership Interests determined based upon the Exchange Rate then in effect, registered in the name of WIND.

(c)        At any time WIND issues one or more shares of capital stock of WIND (other than Class A Shares or Class B Shares), WIND shall contribute all (but not less than all) the net proceeds (if any) received by WIND with respect to such share or shares of capital stock to the Company.  After WIND contributes to the Company all (but not less than all) such net proceeds so received by WIND, then, subject to the provisions of Section 4.02(a) and Section 15.09, the Managing Member shall cause the Company to issue a corresponding number of Membership Interests or other Equity Securities of the Company (other than Series A Membership Interests or Series B Membership Interests) (such corresponding number of Membership Interests to be determined in good faith by the Managing Member, taking into account the powers, designations, preferences and rights of such capital stock) registered in the name of WIND.

(d)        At any time WIND issues one or more Class A Shares in connection with an equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Managing Member shall cause the Company to issue a corresponding number of Series A Membership Interests, registered in the name of WIND (determined based upon the Exchange Rate then in effect); provided that WIND shall be required to contribute all (but not less than all) the net proceeds (if any) received by WIND from or otherwise in connection with such issuance of one or more Class A Shares, including the exercise price of any option exercised, to the Company.  If any such Class A Shares so issued by WIND in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Series A Membership Interests that are issued by the Company to WIND in connection therewith in accordance with the preceding provisions of this Section 4.02(d) shall be subject to vesting or forfeiture on the same basis; if any of such Class A Shares vest or are forfeited, then a corresponding number of the Series A Membership Interests (determined based upon the Exchange Rate then in effect) issued by the Company in accordance with the preceding provisions of this Section 4.02(d) shall automatically vest or be forfeited.  Any cash or property held by either WIND or the Company or on either’s behalf in respect of dividends paid on restricted Class A Shares that fail to vest shall be returned to the Company upon the forfeiture of such restricted Class A Shares.

(e)        For purposes of this Section 4.02, “net proceeds” means gross proceeds to WIND from the issuance of Class A Shares or other securities less all bona fide out-of-pocket expenses of WIND, the Company and their respective Subsidiaries in connection with such issuance.

Section 4.03.  Repurchase or Redemption of Class A Shares. If, at any time, any Class A Shares are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by WIND for cash, then the Managing Member shall cause the Company, concurrently with such repurchase or redemption of Class A Shares, to redeem a corresponding number of Series A Membership Interests held by WIND (determined based upon the Exchange Rate then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the Class A Share or Class A Shares being repurchased or redeemed by WIND (plus any expenses related thereto) and upon such other terms as are the same for the Class A Share or Class A Shares being repurchased or redeemed by WIND.

Section 4.04.  Changes in Common Stock.  Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Shares shall be accompanied by an identical subdivision or combination, as applicable, of the Series A Membership Interests.

ARTICLE 5

MEMBERS

Section 5.01.  Names and Addresses.  The names and addresses of the Members are set forth on Exhibit A attached hereto and made a part hereof.  The Managing Member shall cause Exhibit A to be amended from time to time to reflect the admission of any additional Member, the withdrawal or termination of any Member, receipt by the Company of notice of any change of address of a Member or the occurrence of any other event requiring amendment of Exhibit A.

Section 5.02.  No Liability for Status as Member.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no Member shall have any personal liability whatsoever solely by reason of its status as a Member, whether to the Company or to any creditor of the Company, for the debts, obligations or liabilities of the Company or for any of its losses beyond the amount of such Member’s personal obligation to pay its Capital Contribution to the Company, and as otherwise set forth in the Delaware LLC Act or under Applicable Law.  Except as otherwise expressly provided in the Delaware LLC Act, the liability of each Member for Capital Contributions shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.  In no event shall any Member enter into any agreement or instrument that would create or purport to create personal liability on the part of any other Member for any debts, obligations or liabilities of the Company without the prior written consent of such other Member.  It is acknowledged and agreed that no Member is obligated to pay or make any future Capital Contribution to the Company.

Section 5.03.  No Restrictions Of Business Pursuits Of Member.  This Agreement shall not preclude or limit in any respect the right of any Member to engage in or possess any interest in other business ventures of any kind, nature or description.

Section 5.04.  Business Opportunities.

(a)        The Company hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the Sponsor Group participates or desires or seeks to participate in and that involves any aspect of the energy business or industry (each, a “Business Opportunity”) other than a Business Opportunity that is identified by the Sponsor Group solely through the disclosure of information by or on behalf of the Company (any other Business Opportunity referred to as a “Renounced Business Opportunity”).  No member of the Sponsor Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, and any member of the Sponsor Group may pursue for itself or direct, sell, assign or transfer to a Person other than the Company any Renounced Business Opportunity.

(b)        Any Person purchasing or otherwise acquiring any Membership Interests shall be deemed to have consented to these provisions.

(c)        As used in this Section 5.04, “Sponsor Group” means, collectively, D. E. Shaw MWP Acquisition Holdings, L.L.C., a Delaware limited liability company, D. E. Shaw MWPH Acquisition Holdings, L.L.C., a Delaware limited liability company, Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership, any of their respective Affiliates (other than WIND and its Subsidiaries) and any portfolio company in which D. E. Shaw MWP Acquisition Holdings, L.L.C., D. E. Shaw MWPH Acquisition Holdings, L.L.C. or Madison Dearborn Capital Partners IV, L.P., or any of their respective Affiliates has an equity investment (other than WIND and its Subsidiaries).

Section 5.05.  Transactions Between Members and the Company.  Except as otherwise provided by Applicable Law, a Member may, but shall not be obligated to, lend money to the Company, act as a surety or guarantor for the Company, or transact other business with the Company, and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member, provided such transactions shall be entered into on terms and conditions customary in arm’s length transactions between unrelated parties.

Section 5.06.  Meeting of Members.  Any action permitted or required to be taken by the Members pursuant to this Agreement may be considered at a meeting of such Members held not less than ten days after notification thereof shall have been given by the Managing Member to all Members.  Such notification may be given by the Managing Member, in its discretion, at any time.  Any such notification shall state briefly the purpose, time and place of the meeting.  All such meetings shall be held within or outside the State of Delaware at such reasonable place as the Managing Member shall designate and during normal business hours, and may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  The Members may vote at any such meeting in person or by proxy.  Participation in such a meeting shall constitute presence in person at such meeting.  No notice of the time, place or purpose of any meeting need be given to any Member who, either before or after the time of such meeting, waives such notice in writing.  At any meeting of the Members, the Managing Member, whether present in person or by proxy, shall, except as otherwise provided by law or by this Agreement, constitute a quorum.  Whenever any Company action is to be taken by vote of the Members at a meeting, it shall be authorized upon receiving the affirmative vote of the Managing Member.  For the avoidance of doubt, Members owning Series B Membership Interests shall not be entitled, with respect to such Series B Membership Interests, to vote on or approve or consent to any action permitted or required to be taken or any determination required to be made by the Company or the Members, including the right to vote on or approve or consent to any merger or consolidation involving the Company, or any amendment to this Agreement, other than pursuant to Section 15.09.

Section 5.07.  Action by Members Without Meeting.  Any action permitted or required to be taken by the Members pursuant to this Agreement may be effected at a meeting of the Members or by consent in writing or by electronic transmission of the Managing Member, with the same effect as if taken at a meeting of the Members.

Section 5.08.  Limited Rights of Members.  Other than as provided in this Article 5 and Article 11 (and Article 8 in the case of the Managing Member), no Member, in such Person’s capacity as a Member, shall have the power or authority to act for or on behalf of, or to bind, the Company, or to vote at any meeting of the Members.

ARTICLE 6

DISTRIBUTIONS

Section 6.01.  Distributions.  To the extent permitted by Applicable Law and hereunder, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.02 and 11.01; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent.  For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due.  Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.01, the Managing

Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.  In furtherance of the foregoing, it is intended that the Managing Member shall, to the extent permitted by Applicable Law and hereunder, have the right in its sole discretion to make distributions to the Members pursuant to this Section 6.01 in such amounts as shall enable WIND to meet its obligations pursuant to the Tax Receivable Agreement.

Section 6.02.  Distributions for Payment of Income Tax.  On or about each date (a “Tax Distribution Date”) that is five (5) Business Days prior to the date on which estimated U.S. federal income tax payments are required to be made by calendar year individual taxpayers and each due date for the U.S. federal income tax return of an individual calendar year taxpayer (without regard to extensions), the Company shall make a distribution to each Member of cash in an amount equal to such Member’s Assumed Tax Liability, if any (the “Tax Distributions”)  Distributions pursuant to this Section 6.02 shall be treated as an advance distribution under Section 6.01 and shall be offset against future distributions that such holder of Membership Interests would otherwise be entitled to receive pursuant to Section 6.01.  The calculation of Assumed Tax Liability shall take into account the carry forward of prior losses and the character of the items allocated (e.g., capital or ordinary) and shall treat each distribution made pursuant to this Section 6.02 as a payment of taxes or estimated taxes.  If on a Tax Distribution Date there are not sufficient funds on hand to distribute to each Member the full amount of such Member’s Assumed Tax Liability, distributions pursuant to this Section 6.02 shall be made to the Members to the extent of the available funds in proportion to each Member’s Assumed Tax Liability and the Company shall make future distributions as soon as funds become available to pay the remaining portion of such Member’s Assumed Tax Liability.  To the extent that, on any Tax Distribution Date, a Member would otherwise be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid on such date, the Tax Distributions to such Member shall be increased to ensure that all distributions made pursuant to this Section 6.02 shall be made on a pro rata basis in accordance with Percentage Interests.  In the event of any audit adjustment by a taxing authority that affects the calculation of any Member’s Tax Distribution for any taxable tear, or in the event the Company files an amended return which has such effect, each Member’s Tax Distribution with respect to such year shall be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (and by including therein an additional amount that, when distributed to the Members pursuant to this sentence, will be sufficient to cover any interest or penalties incurred by any of Member or former Member in connection therewith), and (x) any shortfall in the amount of Tax Distributions the Members and Former Members received for the relevant taxable years based on such audit recalculated Tax Distribution amount shall promptly be distributed to such Members and Former Members, except to the extent that distributions were made to such Members and former Members pursuant to Section 6.01 in the relevant taxable years and (y) any excess in the amount of Tax Distributions the Members received for the relevant taxable years based audit recalculated Tax Distribution shall be applied against the subsequent Tax Distributions due to such Member.

Section 6.03.  Limitations on Distributions.  Notwithstanding anything to the contrary contained in this Agreement, distributions to Members shall be subject to the restrictions contained in §18-607 of the Delaware LLC Act.

Section 6.04.  Withholding.

(a)        Authority to Withhold; Treatment of Withheld Amounts.  Each Member hereby authorizes the Company and the Managing Member on behalf of the Company to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Company (pursuant to any provision of United States federal, state or local or foreign law) with respect to such Member or as a result of such Member’s participation in the Company; and if and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is paid, which payment shall be deemed to be a distribution with respect to such Member’s Membership Interest in the Company.

(b)        Indemnification.  Each Member shall, to the fullest extent permitted by Applicable Law, indemnify and hold harmless the Managing Member and each other Person (other than the Company) who is or who is deemed to be the responsible withholding agent for United States federal, state or local or foreign income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Managing Member’s or such other Person’s gross negligence, willful misconduct or fraud) relating to the Company’s, the Managing Member’s or such other Person’s obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company.

(c)        Refunds.  In the event that the Company receives a refund of taxes previously withheld, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Managing Member to offset the prior operation of this Section 6.04 in respect of such withheld taxes.

ARTICLE 7

ALLOCATIONS AND TAX MATTERS

Section 7.01.  Capital Accounts and Adjusted Capital Accounts.

(a)        Establishment of Capital Accounts.  There shall be established and maintained for each Member on the books of the Company a capital account (a “Capital Account”). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Net Profits and any other items of income or gain allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), and (iii) allocations to such Member of Net Losses and any other items of loss or deduction allocated to such Member.  The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Book Value.  On the transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the transferred Membership Interests shall carryover to the transferee Member in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(1).  A Member that has more than one class of Membership Interests shall have a single Capital Account that reflects all such Membership Interests.

(b)                       Negative Balances; Interest.  None of the Members shall have any obligation to the Company or to any other Member to restore any negative balance in its Capital Account.  No interest shall be paid by the Company on any Capital Contributions.

(c)                        No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 7.02.  Additional Capital Contributions.  No Member shall be required to make any additional Capital Contributions to the Company or lend any funds to the Company, although any Member may agree with the Managing Member and become obligated to do so.

Section 7.03.  Allocations of Net Profits and Net Losses.  Subject to Section 7.04, Net Profits or Net Losses for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

Section 7.04.  Special Allocations.

(a)                        Notwithstanding any other provision of this Agreement, the following allocations shall be made for each Fiscal Year or other period:

(i)                                Notwithstanding any other provision of this Section 7.04, if there is a net decrease in Company Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treas. Reg. § 1.704-2(f), (g)(2) and (j).  For purposes of this Section 7.04, each Member’s Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article 6 with respect to such taxable period.  This Section 7.04(a)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                             Notwithstanding the other provisions of this Section 7.04 (other than 7.04(a)(i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treas. Reg. § 1.704-2(i)(4) and (j)(2).  For purposes of this Section 7.04, each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 7.04(a), other than Section 7.04(a)(i) above, with respect to such taxable period.  This Section 7.04(a)(ii) is intended to comply with the Member nonrecourse debt minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                          Except as provided in Sections 7.04(a)(i) and 7.04(a)(ii) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 7.04(a)(i) and 7.04(a)(ii).

(iv)                         In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 7.04(a)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 7.04(a) have been tentatively made as if this Section 7.04(a)(iv) were not in this Agreement.

(v)                            Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their Percentage Interests.

(vi)                         Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i).  If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(b)                       Curative Allocation. The allocations set forth in Section 7.04(a) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.04(b).  Therefore, notwithstanding any other provision of this Article 7 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement.  In exercising its discretion under this Section 7.04(b), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(c)                        Notwithstanding any other provisions of this Section 7.04, if, following the application of Sections 7.04(a) and 7.04(b), the Managing Member determines in its sole discretion that the allocation provisions in Sections 7.04(a) and 7.04(b) do not reflect the economic arrangements among the Members, then Net Profits and Net Losses shall, following the application of Sections 7.04(a) and 7.04(b), be allocated in the sole discretion of the Managing Member in a manner that the Managing Member concludes reflects the economic arrangements of the Members.

Section 7.05.  Allocation for Income Tax Purposes.

(a)                        Except as provided in Section 7.05(b), 7.05(c) and 7.05(d), each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Sections 7.03 and 7.04.

(b)                       The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement.  In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections; provided, however, that any tax items not required to be allocated under Sections 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Sections 7.03 and 7.04.

(c)                        All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

(d)                       If any deductions for depreciation, cost recovery or depletion are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.

Section 7.06.  Other Allocation Rules.  All items of income, gain, loss, deduction and credit allocable to Membership Interests that have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Membership Interests, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

Section 7.07.  Certain Costs And Expenses.  The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the business of the Company, and (b) in the sole discretion of the Managing Member, reimburse the Managing Member for any out-of-pocket costs, fees and expenses incurred by it in connection therewith.  To the extent that the Managing Member reasonably determines in good faith that its expenses are related to the business conducted by the Company and/or its subsidiaries (including any good faith allocation of a portion of expenses that so relate to the business of the Company and/or its subsidiaries and that also relate to other businesses or activities of the Managing Member), then the Managing Member may cause the Company to pay or bear all such expenses of the Managing Member, including, costs of securities offerings not borne directly by Members, compensation and meeting costs of its board of directors, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes (which are not based on, or measured by, income) provided that the Company shall not pay or bear any income tax obligations of the Managing Member; provided further that the payment of Tax Distributions to the Managing Member shall not be prevented by the foregoing.  Payments under this Section 7.07 are intended to constitute reasonable compensation for past or present services and are not “distributions” within the meaning of §18-607 of the Delaware LLC Act.

ARTICLE 8

MANAGEMENT AND CONTROL OF BUSINESS

Section 8.01.  Management.  (a)  The Members shall possess all rights and powers as provided in the Delaware LLC Act and otherwise by Applicable Law.  Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on them by the Delaware LLC Act with respect to the management and control of the Company.

(b)                       Other than with respect to the actions described in Section 11.01(a), the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including any officers thereof), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons.  The Managing Member may authorize any Person (including any Member or officer of the Company) to enter into and perform any document on behalf of the Company.

(c)                        The Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

Section 8.02.  Certain Covenants.  The Managing Member shall not, without the prior written consent of the Majority Holders, cause the merger of the Company with or into WIND or any other Subsidiary thereof.

Section 8.03.  Investment Company Act.  The Managing Member shall use its best efforts to insure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE 9

OFFICERS

Section 9.01.  Officers.  The officers of the Company shall be a Chief Executive Officer, a Treasurer and a Secretary, and unless determined otherwise by the Managing Member or the Chief Executive Officer, each other officer of WIND shall also be an officer of the Company, with the same title.  All officers shall be appointed by the Managing Member (or by the Chief Executive Officer to the extent the Managing Member delegates such authority to the Chief Executive Officer) and shall hold office until their successors are appointed by the Managing Member (or by the Chief Executive Officer to the extent the Managing Member delegates such authority to the Chief Executive Officer).  Two or more offices may be held by the same individual.  The officers of the Company may be removed by the Managing Member (or by the Chief Executive Officer to the extent the Managing Member delegates such authority to the Chief Executive Officer) at any time for any reason or no reason.

Section 9.02.  Other Officers and Agents.  The Managing Member may appoint such other officers and agents as it may deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.

Section 9.03.  Chief Executive Officer.  The Chief Executive Officer shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of a chief executive officer of a company.  He or she shall preside at all meetings of Members if present thereat.  Except as the Managing Member shall authorize the execution thereof in some other manner, he or she shall execute bonds, mortgages and other contracts on behalf of the Company.

Section 9.04.  Treasurer.  The Treasurer shall have the custody of Company funds and securities and shall keep full and accurate account of receipts and disbursements in a book belonging to the Company.  He or she shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Managing Member or the Chief Executive Officer.  The Treasurer shall disburse the funds of the Company as may be ordered by the Managing Member or the Chief Executive Officer, taking proper vouchers for such disbursements.  He or she shall render to the Managing Member and the Chief Executive Officer whenever either of them may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company.  If required by the Managing Member, the Treasurer shall give the Company a bond for the faithful discharge of his duties in such amount and with such surety as the Managing Member shall prescribe.

Section 9.05.  Secretary.  The Secretary shall give, or cause to be given, notice of all meetings of Members and all other notices required by Applicable Law or by this Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, or by the Managing Member.  He or she shall record all the proceedings of the meetings of the Company in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Managing Member or by the Chief Executive Officer.

Section 9.06.  Other Officers.  Other officers, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Managing Member or by the Chief Executive Officer.

ARTICLE 10

TRANSFERS OF INTERESTS; ADMITTANCE OF NEW MEMBERS

Section 10.01.  Transfer of Membership Interests.  Other than as provided for below in this Section 10.01 or in Section 10.02, no Member may sell, assign, transfer, grant a participation in, pledge, hypothecate, encumber or otherwise dispose of (such transaction being herein collectively called a “Transfer”) all or any portion of its Membership Interest except with the written consent of the Managing Member, which may be granted or withheld in its sole discretion.  Without the consent of the Managing Member (but otherwise in compliance with Sections 9.01 and 9.02), a Member may, at any time, (a) Transfer any portion of such Member’s Membership Interest pursuant to the Exchange Agreement, and (b) Transfer any portion of such Member’s Membership Interest to a Permitted Transferee of such Member.  Any Transfer of Series B Membership Interests to a Permitted Transferee of such Member must be accompanied by the transfer of an equal number of corresponding Class B Shares to such Permitted Transferee.  Any purported Transfer of all or a portion of a Member’s Membership Interest not complying with this Section 10.01 shall be void ab initio and shall not create any obligation on the part of the Company or the other Members to recognize that purported Transfer or to recognize the Person to which the Transfer purportedly was made as a Member.  A Person acquiring a Member’s Membership Interest pursuant to this Section 10.01 shall not be admitted as a substituted or additional Member except in accordance with the requirements of Section 10.04, but such Person shall, to the extent of the Membership Interest transferred to it, be entitled to such Member’s (i) share of distributions, (ii) share of profits and losses, including Net Profits and Net Losses, and (iii) Capital Account in accordance with Section 7.01(a).  Notwithstanding anything in this Section 10.01 or elsewhere in this Agreement to the contrary, if a Member Transfers all or any portion of its Membership Interest after the designation of a record date and declaration of a distribution pursuant to Section 6.01 and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of its Membership Interest) shall be entitled to receive such distribution in respect of such transferred Membership Interest.

Section 10.02.  Transfer of WIND’s Interest.  WIND may not Transfer all or any portion of its Membership Interest held in the form of Series A Membership Interests at any time.

Section 10.03.  Lock Up.  The Members (other than WIND and any Member party to an underwriting or lock-up agreement with the IPO Underwriters) may not, from the date hereof and until 180 days after the date of the IPO Underwriting Agreement (as such 180-day period may be extended pursuant to Section 5(k) of the IPO Underwriting Agreement), offer, sell, contract to sell, pledge, Transfer or otherwise dispose of, directly or indirectly, any Class A Shares, Class B Shares or Series B Membership Interests issued pursuant to the Merger Agreement, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Class A Shares, Class B Shares or Series B Membership Interests, whether any such aforementioned transaction is to be settled by delivery of such Class A Shares, Class B Shares or Series B Membership Interests or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of WIND (which consent may be withheld in its sole discretion).

Section 10.04.  Recognition of Transfer; Substituted and Additional Members.  (a) No direct or indirect Transfer of all or any portion of a Member’s Membership Interest may be made, and no purchaser, assignee, transferee or other recipient of all or any part of such Membership Interest shall be admitted to the Company as a substituted or additional Member hereunder, unless:

(i)                                the provisions of Section 10.01 or Section 10.02, as applicable, shall have been complied with;

(ii)                             in the case of a proposed substituted or additional Member (other than a Permitted Transferee described in clauses (i) through (iv) of the definition thereof) that is (i) a competitor or potential competitor of WIND, the Company or their Subsidiaries, (ii) a Person with whom the WIND, the Company or their Subsidiaries has had or is expected to have a material commercial or financial relationship or (iii) likely to subject WIND, the Company or their Subsidiaries to any material legal or regulatory requirement or obligation, or materially increase the burden thereof, in each case as determined by the Managing Member in its sole discretion, the admission of the purchaser, assignee, transferee or other recipient as a substituted or additional Member shall have been approved by the Managing Member;

(iii)                          the Managing Member shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Managing Member, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee, transferee or other recipient, and the Managing Member shall have executed (and the Managing Member hereby agrees to execute) any other documents on behalf of itself and the Members required to effect the Transfer;

(iv)                         the provisions of Section 10.04(b) shall have been complied with;

(v)                            the Managing Member shall be reasonably satisfied that such Transfer will not (A) result in a violation of the Securities Act or any other Applicable Law; or (B) cause an assignment under the Investment Company Act;

(vi)                         such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer shall not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(vii)                      the Managing Member shall have received the opinion of counsel, if any, required by Section 10.04(c) in connection with such Transfer; and

(viii)                   all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Company to conduct business or to preserve the limited liability of the Members.

(b)                       Each substituted Member and additional Member shall be bound by all of the provisions of this Agreement.  Each substituted Member and additional Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments (including a counterpart of this Agreement or a joinder agreement in customary form), in form and substance reasonably satisfactory to the Managing Member, as the Managing Member reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such substituted or additional Member to be bound by all the terms and provisions of this Agreement with respect to the Membership Interest acquired by such substituted or additional Member.  The admission of a substituted or additional Member shall not require the consent of any Member other than the Managing Member (if and to the extent such consent of the Managing Member is expressly required by this Article 10).  As promptly as practicable after the admission of a substituted or additional Member, the books and records of the Company and Exhibit A shall be changed to reflect such admission.

(c)                        As a further condition to any Transfer of all or any part of a Member’s Membership Interest, the Managing Member may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Managing Member, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Managing Member, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws.  No such opinion, however, shall be required in connection with a Transfer made pursuant to the Exchange Agreement.

Section 10.05.  Expense of Transfer; Indemnification.  All reasonable costs and expenses incurred by the Managing Member and the Company in connection with any Transfer of a Member’s Membership Interest, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member.  In addition, the transferring Member hereby indemnifies the Managing Member and the Company against any losses, claims, damages or liabilities to which the Managing Member, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

Section 10.06.  Exchange Agreement.  In connection with any Transfer of any portion of a Member’s Membership Interest pursuant to the Exchange Agreement, the Managing Member shall cause the Company to take any action as may be required under the Exchange Agreement or requested by any party thereto to effect such Transfer promptly.

ARTICLE 11

DISSOLUTION AND TERMINATION

Section 11.01.  Dissolution.

(a)                        The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(i)                                an election by the Managing Member to dissolve, wind up or liquidate the Company;

(ii)                             the sale, disposition or transfer of all or substantially all of the assets of the Company;

(iii)                          the entry of a decree of dissolution of the Company under §18-802 of the Delaware LLC Act; or

(iv)                         at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware LLC Act.

(b)                       In the event of a dissolution pursuant to Section 11.01(a), the relative economic rights of each class of Membership Interests immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.01(f) in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with Applicable Laws.

(c)                        Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been distributed as provided in this Section 11.01 and any filings required by the Delaware LLC Act have been made.

(d)                       Upon dissolution, the Company shall be liquidated and wound up in an orderly manner in accordance with the provisions of this Section 11.01.  The Managing Member or a Person selected by the Managing Member to act as liquidating trustee, shall wind up the affairs of the Company pursuant to this Agreement.  The Managing Member or liquidating trustee, as applicable, is authorized, subject to the Delaware LLC Act, to sell, exchange or otherwise dispose of the assets of the Company, or to distribute Company assets in kind, as the Managing Member or liquidating trustee shall determine to be in the best interests of the Members.  The reasonable out-of-pocket expenses incurred by the Managing Member or liquidating trustee in connection with winding up the Company (including legal and accounting fees and expenses), all other liabilities or losses of the Company or the Managing Member or liquidating trustee incurred in accordance with the terms of this Agreement, and reasonable compensation for the services of the liquidating trustee shall be borne by the Company.  Except as otherwise required by law and except in connection with any gross negligence or willful misconduct of the Managing Member or liquidating trustee, the Managing Member or liquidating trustee shall not be liable to any Member or the Company for any loss attributable to any act or omission of the Managing Member or liquidating trustee taken in good faith in connection with the winding up of the Company and the distribution of Company assets.  The Managing Member or liquidating trustee may consult with counsel and accountants with respect to winding up the Company and distributing its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such counsel or accountants, provided that the Managing Member or liquidating trustee shall have used reasonable care in selecting such counsel or accountants.

(e)                        Upon dissolution of the Company, the expenses of liquidation (including compensation for the services of the liquidating trustee and legal and accounting fees and expenses) and the Company’s liabilities and obligations to creditors shall be paid, or reasonable provisions shall be made for payment thereof, in accordance with Applicable Law, from cash on hand or from the liquidation of Company properties.

(f)                          A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 11.01 to minimize any losses otherwise attendant upon such winding up.  Notwithstanding the generality of the foregoing, within 180 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order: (i) all debts and obligations of the Company, if any, shall first be paid, discharged or provided for by adequate reserves; and (ii) the balance shall be distributed to the Members in accordance with Section 6.01.

(g)                       The Managing Member or liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood and agreed that any such return shall be made solely from Company assets).

Section 11.02.  Termination.  The Company shall terminate when all of the assets of the Company, after payment or reasonable provision for the payment of all debts, liabilities and obligations of the Company, shall have been distributed in the manner provided for in this Article 11 and the Certificate shall have been canceled in the manner required by the Delaware LLC Act.

ARTICLE 12

EXCULPATION AND INDEMNIFICATION

Section 12.01.  Exculpation.  To the fullest extent permitted by Applicable Law, and except as otherwise expressly provided herein, no Indemnitee shall be liable to the Company or any other Indemnitee for any Losses, which at any time may be imposed on, incurred by, or asserted against, the Company or any other Indemnitee as a result of or arising out of the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed by such Indemnitee to be conferred on such Indemnitee, except to the extent such Losses arise out of (i) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, (ii) the Indemnitee’s material breach of this Agreement or any other Transaction Document, or (iii) the Indemnitee’s gross negligence or willful misconduct.

Section 12.02.  Indemnification.  To the fullest extent permitted by Applicable Law, each of (a) the Members, the Managing Member and their respective Affiliates, (b) the stockholders, members, managers, directors, officers, partners, employees and agents of the Members and the Managing Member and their respective Affiliates, and (c) the officers of the Company (each, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Losses”), which at any time may be imposed on, incurred by, or asserted against, the Indemnitee as a result of or arising out of this Agreement, the Company, its assets, business or affairs or the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee; provided, however, that the Indemnitee shall not be entitled to indemnification for any Losses to the extent such Losses arise out of (i) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, (ii) the Indemnitee’s material breach of this Agreement or any other Transaction Document, or (iii) the Indemnitee’s gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner specified in clause (i), (ii) or (iii) above. Any indemnification pursuant to this Article 12 shall be made only out of the assets of the Company and no Member shall have any personal liability on account thereof.

Section 12.03.  Expenses.  Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 12.02 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as provided in this Article 12.

Section 12.04.  Non-Exclusivity.  The indemnification and advancement of expenses set forth in this Article 12 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Delaware LLC Act, this Agreement, any other agreement, a policy of insurance or otherwise.  The indemnification and advancement of expenses set forth in this Article 12 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a Person.

Section 12.05.  Insurance.  The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article 12.

ARTICLE 13

ACCOUNTING AND RECORDS; TAX MATTERS

Section 13.01.  Accounting and Records.  The books and records of the Company shall be made and maintained, and the financial position and the results of its operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Managing Member.  The books and records of the Company shall reflect all Company transactions and shall be made and maintained in a manner that is appropriate and adequate for the Company’s business.

Section 13.02.  Tax Returns.  The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company.  Unless otherwise agreed by the Managing Member, any income tax return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Managing Member.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.  The Company shall deliver to each Member as soon as practicable, but in any event within 180 days, after the end of the applicable Fiscal Year, a Schedule K-1 together with such additional information as may be required by the Members in order to file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its tax returns.

Section 13.03.  Tax Partnership.  Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treas. Reg. § 301.7701-3.

Section 13.04.  Tax Elections. The Managing Member shall, on behalf of the Company, make the following elections on the appropriate forms or tax returns:

(a)                       to adopt the calendar year as the Company’s taxable year or Fiscal Year, if permitted under the Code;

(b)                       to adopt the accrual method of accounting and to keep the Company’s books and records on the U.S. federal income tax method;

(c)                        to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d)                       as required by the Tax Receivable Agreement, to make an election under Code Section 754 with respect to the Company (and to cause each Subsidiary Partnership to make such an election under Code Section 754), which elections shall be in effect for each Fiscal Year in which any Sponsor Transfers Series B Membership Interests pursuant to the Exchange Agreement; and

(e)                        any other election the Managing may deem appropriate and in the best interests of the Members.

Section 13.05.  Tax Matters Member.

(a)                       The Managing Member shall be the “tax matters partner” of the Company as defined in Code Section 6231(a)(7) (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231 (a)(8).  The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b)                       Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)                        Any Member that enters into a settlement agreement with respect to any partnership item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.

(d)                       No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of partnership items for any taxable year without first notifying the other Members. If the Managing Member consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members.  If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf.  Any Member intending to file a petition under Code Sections 6226 or 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e)                        If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with treatment of that item by the other Members.

ARTICLE 14

ARBITRATION

The Members shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder or under the Exchange Agreement (each, a “Dispute”) by negotiation.  If a Dispute cannot be resolved in such manner, such Dispute shall, at the request of any party, after providing written notice to the other parties to the Dispute, be submitted to arbitration in The City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The proceeding shall be confidential.  The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration.  Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party.  If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party.  The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed.  If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties.  In all cases, the arbitrators must be persons who are knowledgeable about, and have recognized ability and experience in dealing with, the subject matter of the Dispute.  The arbitrators will act by majority decision.  Any decision of the arbitrators shall (a) be rendered in writing and shall bear the signatures of at least two arbitrators, and (b) identify the members of the Panel.  Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction.  The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration.  The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence.  The parties shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder.

ARTICLE 15

MISCELLANEOUS PROVISIONS

Section 15.01.  Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement and understanding by the Members and the Company with respect to the subject matter hereof and supersede any prior agreement or understanding by the Members with respect to such subject matter.

Section 15.02.  Binding on Successors.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 15.03.  Managing Member’s Business.  WIND, as the sole Managing Member of the Company, hereby agrees that it (a) will not conduct any business other than the management and ownership of the Company and its Subsidiaries and (b) shall not own any other assets (other than on a temporary basis).  Notwithstanding the foregoing, WIND may take such actions and own such assets as are necessary or appropriate to comply with Applicable Law, including compliance with its responsibilities as a public company under the U.S. federal securities laws, incur indebtedness and take any other action or own any other asset that the board of directors of WIND determines in good faith is in the best interest of the Company.

Section 15.04.  Debt or Equity Financing.  WIND shall not dividend or distribute to its stockholders all or any portion of the proceeds of any debt or equity financing (including a financing involving any equity-linked securities); provided, however, that WIND may use the proceeds of a financing involving solely the issuance of common stock of WIND to repurchase other common stock held by a stockholder of WIND as long as such repurchase is done at a price that does not exceed the gross price per share of common stock issued in such financing.

Section 15.05.  Governing Law.  This Agreement and the rights of the parties hereunder will be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

Section 15.06.  Headings.  All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 15.07.  Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held illegal, invalid or unenforceable, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

Section 15.08.  Notices.  All notices, requests, consents and other communications hereunder (each, a “Notice”) to the Company or any Member shall be in writing and shall be delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 15.08) or nationally recognized overnight courier, addressed to such Member at the address or facsimile number set forth in Exhibit A hereto, or below with respect to the Company, or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

If to the Company, to:

First Wind Holdings, LLC

c/o First Wind Holdings Inc.

179 Lincoln Street, Suite 500

Boston, MA  02111

Telephone: 617-960-2888

Facsimile: 617-960-2889

Attention: General Counsel

with a copy (which shall not constitute notice to the Company) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY  10017

Telephone: 212-450-4565

Facsimile: 212-701-5565

Attention: Joseph A. Hall

Each Notice shall be deemed received on the date sent to the recipient thereof in accordance with this Section 15.08, if sent prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day.

Section 15.09.  Amendments.  This Agreement may be amended (including, for purposes of this Section 15.09, any amendment effected directly or indirectly by way of a merger or consolidation of the Company) or waived, in whole or in part, by the Managing Member; provided, however, that (i) to the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached hereto, would disproportionately and adversely affect the rights of any Member holding Series B Membership Interests compared with the rights of any other

Member holding Series B Membership Interests, such amendment or waiver may only be made by the Managing Member upon the prior written consent of such disproportionately and adversely affected Member, (ii) to the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached hereto, would disproportionately and adversely affect the rights of holders of Series B Membership Interests compared with the rights of holders of Series A Membership Interests or any other series or class of Membership Interest, such amendment or waiver may only be made by the Managing Member upon the prior written consent of the Majority Holders, and (iii) the following provisions may not be amended by the Managing Member in any manner adverse to a Member holding Series B Membership Interests without the prior written consent of the Majority Holders:  Section 6.01, Section 6.02, Article 7, Section 8.02, Section 10.04(a)(vi), Section 13.02, Section 13.03, Section 13.04(d) and Section 15.04.

Section 15.10.  Consent to Jurisdiction.  Subject to Article 14, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in the County of New York.  Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding.  Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 15.08.  Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 15.08) in any suit, action or proceeding brought in such courts.

Section 15.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, WIND, the Company and the Members named below have duly executed this Agreement as of the date first written above.

FIRST WIND HOLDINGS INC.

By:
Name:
Title:

FIRST WIND HOLDINGS, LLC

By:	D. E. SHAW MWP ACQUISITION HOLDINGS, L.L.C., AS SPONSOR EXERCISING REQUIRED SPONSOR APPROVAL UNDER THE PRIOR LLC AGREEMENT
	By:	D. E. SHAW & CO., L.L.C., AS MANAGER

By:
Name:
Title:

By:	MADISON DEARBORN CAPITAL PARTNERS IV, L.P., AS SPONSOR EXERCISING REQUIRED SPONSOR APPROVAL UNDER THE PRIOR LLC AGREEMENT
	By:	MADISON DEARBORN PARTNERS IV, L.P.
	Its:	GENERAL PARTNER
	By:	MADISON DEARBORN CAPITAL PARTNERS, LLC
	Its:	GENERAL PARTNER

By:
Name:
Title:

By:
Name:
	Title:	as Member exercising Special B Approval under the Prior LLC Agreement

D. E. SHAW MWP ACQUISITION HOLDINGS, L.L.C., as Member
By:	D. E. SHAW & CO., L.L.C., AS MANAGER

By:
Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.,
as Member
By:	MADISON DEARBORN PARTNERS IV, L.P.
Its:	GENERAL PARTNER
By:	MADISON DEARBORN CAPITAL PARTNERS, LLC
Its:	GENERAL PARTNER

By:
Name:
Title:

By:
	Name:	[Paul Gaynor]
	Title:	Member

2

[NAME]

By:
Name:
Title:

3

Exhibit A

Name and Address of Member	Number of Series A Membership Interests	Number of Series B Membership Interests	Percentage Interest
First Wind Holdings Inc. 179 Lincoln Street, Suite 500 Boston, MA 02111 Telephone: 617-960-2888 Facsimile: 617-960-2889 Attention: General Counsel		N/A
D. E. Shaw MWP Acquisition Holdings, L.L.C. [Address] Telephone: Facsimile: Attention:	N/A
Madison Dearborn Capital Partners IV, L.P. [Address] Telephone: Facsimile: Attention:	N/A
[Name] [Address] Telephone: Facsimile: Attention:	N/A
[Name] [Address] Telephone: Facsimile: Attention:	N/A

Total			100%

Annex I

AGREEMENT AND PLAN OF MERGER

among

FIRST WIND HOLDINGS INC.,

FIRST WIND HOLDINGS, LLC

and

FIRST WIND MERGER, LLC

Dated as of           , 2010